As filed with the Securities and Exchange Commission on February 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Universal Insurance Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	65-0231984
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1110 W. Commercial Blvd.,
Fort Lauderdale, Florida	33309
(Address of principal executive offices)	(Zip Code)

UNIVERSAL PROPERTY & CASUALTY 401(K) PROFIT SHARING PLAN

(Full title of the plan)

Sean P. Downes

Chief Executive Officer

1110 West Commercial Blvd.

Fort Lauderdale, Florida 33309

Telephone (954) 958-1200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	500,000	$29.35	$14,675,000	$1,827.04

(1)	Universal Insurance Holdings, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement to register 500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), that may be offered for sale pursuant to the Universal Property & Casualty 401(k) Profit Sharing Plan (the “Plan”). Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan. In addition, this Registration Statement covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purposes of calculating the registration fee. The price of $29.35 per share represents the average high and low sales prices of a share of Common Stock, as reported on the New York Stock Exchange on February 9, 2018.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 24, 2017;

(2)	The Registrant’s quarterly reports on Form 10-Q for the quarterly period ended March 31, 2017, filed with the Commission on May 1, 2017, for the quarterly period ended June 30, 2017, filed with the Commission on August 3, 2017, and for the quarterly period ended September 30, 2017, filed with the Commission on November 9, 2017;

(3)	The Registrant’s current reports on Form 8-K, including any amendments thereto, filed with the Commission on January 23, 2017, January 24, 2017, June 1, 2017, June 19, 2017, October 18, 2017 and January 22, 2018; and

(4)	The description of the Registrant’s capital stock contained in its registration statement on Form 8-A filed with the Commission on January 11, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (“DGCL”), a corporation has the power to indemnify its directors and officers under certain prescribed circumstances and, subject to certain limitations, against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, civil, administrative or investigative, to which any of them is a party by reason of him or her being a director or officer of the corporation if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Registrant’s charter provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the charter does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII of the Registrant’s charter provides that the Registrant will indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant against certain costs and expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection therewith, if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provision. The Registrant also has directors’ and officers’ liability insurance.

The Registrant has entered into indemnification agreements with each of its directors and certain of its executive officers. Pursuant to each indemnification agreement, and subject to the exceptions and limitations provided therein, the Registrant has agreed to indemnify and hold harmless such director or executive officer to the fullest extent permitted by law against any and all liabilities and expenses in connection with any proceeding to which such director or officer was, is or becomes a party arising out of his services as an officer, director, employee, agent or fiduciary of the Registrant or its subsidiaries.

The Registrant has been advised that, in the opinion of the Commission, insofar as a provision in the Registrant’s charter may be invoked for indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

The Registrant will submit or has submitted the Plan and any amendments to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX*

Exhibit Number	Description

4.1	Certificate of Incorporation of Universal Insurance Holdings, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s annual report on Form 10-K filed with the Commission on February 24, 2017).

4.2	Amended and Restated Bylaws of Universal Insurance Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s current report on Form 8-K filed with the Commission on June 19, 2017).

15.1**	Letter regarding unaudited interim financial information

23.1**	Consent of Independent Registered Public Accounting Firm

24.1**	Powers of Attorney (set forth on the signature page of the Registration Statement)

*	In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the Universal Property & Casualty 401(k) Profit Sharing Plan, the Registrant hereby undertakes that it will submit, or has submitted, the Universal Property & Casualty 401(k) Profit Sharing Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made, or will make, all changes required by the IRS in order to qualify the Universal Property & Casualty 401(k) Profit Sharing Plan under Section 401 of the Internal Revenue Code of 1986, as amended.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 12, 2018.

UNIVERSAL INSURANCE HOLDINGS, INC.

By	/s/ Sean P. Downes
Sean P. Downes Chief Executive Officer

POWER OF ATTORNEY AND ADDITIONAL SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Sean P. Downes and Frank C. Wilcox, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

Signatures	Title	Date

/s/ Sean P. Downes Sean P. Downes	Chief Executive Officer and Chairman (Principal Executive Officer)	February 12, 2018

/s/ Jon W. Springer Jon W. Springer	President, Chief Risk Officer and Director	February 12, 2018

/s/ Frank C. Wilcox Frank C. Wilcox	Chief Financial & Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	February 12, 2018

/s/ Scott P. Callahan Scott P. Callahan	Director	February 12, 2018

/s/ Kimberly D. Cooper Kimberly D. Cooper	Director, Chief Information Officer and Chief Administrative Officer	February 12, 2018

/s/ Darryl L. Lewis Darryl L. Lewis	Director	February 12, 2018

/s/ Michael A. Pietrangelo Michael A. Pietrangelo	Director	February 12, 2018

/s/ Ozzie A. Schindler Ozzie A. Schindler	Director	February 12, 2018

Pursuant to the requirements of the Securities Act of 1933, as amended, the Trustees (or other persons who administer the Universal Property & Casualty 401(k) Profit Sharing Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on February 12, 2018.

Universal Property & Casualty 401(k) Profit Sharing Plan

By:	/s/ Gregory Ruth
Name:	Gregory Ruth
Tile:	Plan Administrator